Exhibit 15.6

CONSENT

We hereby consent to the reference to our “valuation of Series A Debentures of Plaza Centers N.V.” as of December 31 2008 and 2007 in this Annual Report on Form 20-F of Elbit Imaging Ltd. for the year ended December 31, 2008 and to the incorporation by reference of this Annual Report in the Registration Statements on Form S-8 (Registration No. 333-117509, No. 333-130852 and No. 333-136684 and No. 333-152820) filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed with the Annual Report under the provisions of the Securities Act of 1933, as amended.

/s/ —————————————— Financial Immunities Ltd.

Rehovot, Israel
June 25, 2009